Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Evotec SE

Hamburg, Germany

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Evotec SE (the “Company”), of our report dated May 12, 2023, relating to the consolidated financial statements of Evotec SE, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

May 30, 2023